Exhibit 99.1

CONSOL Energy Announces Third Quarter Results

PITTSBURGH (October 28, 2004) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and of coalbed methane gas, reported a loss of $11.6 million, or $0.13 per diluted share, for its quarter ended September 30, 2004, compared with a loss of $5.9 million, or $0.07 per diluted share, in the same quarter a year earlier. On a pre-tax basis, earnings results for both periods were approximately the same. Net cash from operating activities was $7.7 million for the September 2004 quarter compared with $77.9 million for the same quarter a year earlier. EBITDA was $49.5 million for the September 2004 quarter, the same as a year earlier.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended Sept. 30, 2004	Quarter Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2004		Nine Months Ended Sept. 30, 2003
Total Revenue and Other Income	$659.9	$552.2	$1,985.3		$1,668.5
Net Income (Loss)	$(11.6)	$(5.9)	$130.9		$12.8
Earnings Per Share (Loss) - diluted	$(0.13)	$(0.07)	$1.44	#	$0.16
Net Cash from Operating Activities	$7.7	$77.9	$195.3		$317.0
EBITDA	$49.5	$49.5	$248.8	*	$191.5	*
EBIT	$(13.5)	$(11.7)	$64.6	*	$7.4	*
Capital Expenditures	$(94.5)	$(75.5)	$(299.1)		$(186.3)
Other Investing Cash Flows	$1.7	$(0.1)	$15.8		$72.7

In millions of dollars except per share data. Amounts for capital expenditures do not include amounts for equity affiliates. Other investing cash flows represents net cash used in investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates; Proceeds from Sales of Assets. # First quarter net income has been restated to increase by approximately $2.2 million to reflect the recognition of the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 as of March 8, 2004. *Before cumulative effect of accounting change.

“Third quarter results largely reflect the mining problems we had during the first half of the quarter,” said J. Brett Harvey, president and chief executive officer, “in particular, the problems created by the adverse geology at Mine 84.” Harvey said that the idling of one of the two longwall mining systems at the Bailey Mine while preparing to move that machine to a new area of the reserve also affected results compared with a year ago.

“The problems at Mine 84 and at several of our other mines resulted in much higher unit mining costs than we had anticipated,” Harvey explained. “Despite higher average realized prices in the period-to-period comparison, our margins in the coal segment were squeezed.”

Harvey said that mining operations showed improvement in the last half of the quarter, including improved mining costs, which reduced the size of the previously anticipated loss. Harvey also noted that the company’s gas segment continued to report improved results in period-to-period comparisons. “Our gas segment increased volumes, sold the gas at substantially higher prices and did a good job controlling operating costs, giving us a 55 percent improvement in operating margins.”

Analysis of the Quarter

Total Revenue and Other Income increased $107.7 million, or 19.5 percent, in the quarter-to-quarter comparison. The increase was due primarily to increased gas sales volumes and higher realized prices for both coal and gas. The increase was also due to higher revenue from the sale of purchased gas, although the amount was nearly offset in increased costs for purchased gas.

Total Costs increased $107.7 million, or 18.9 percent in the quarter-to-quarter comparison. Cost of Goods Sold and Other Operating Charges increased 25.9 percent primarily due to higher costs per unit of produced coal sold, higher costs of produced gas mainly attributable to higher royalty payments and the purchase of firm gas transmission capacity on an interstate pipeline, and higher costs for industrial supplies related to higher sales volumes.

Selling, General and Administrative costs quarter-to-quarter decreased $2.0 million, or 10.0 percent, primarily because of a previously disclosed workforce reduction in December 2003 and lower professional consulting costs.

Depreciation, Depletion and Amortization increased $1.9 million, or 3.1 percent in the quarter-to-quarter comparison. This increase was attributable to higher units-of-production financial depletion related to higher production volumes in the 2004 quarter versus the 2003 quarter and additional depreciation on facilities and equipment placed in service after the 2003 period.

Interest expense quarter-to-quarter decreased $1.8 million, or 22.0 percent, because of a reduction in long-term debt and an increase in the amount of interest capitalized in the 2004 period as a result of the higher level of capital projects funded from operating cash flows during the quarter just ended.

Taxes other than income increased $8.0 million, or 20.6 percent in the quarter-to-quarter comparison, reflecting an increase in various coal and gas production taxes resulting from higher production volumes and higher realized prices.

The loss for the quarter ended September 30, 2004 increased $5.7 million versus the same quarter in 2003, or 96.3 percent, primarily due to a lower income tax benefit in the September 2004 quarter compared with the same period a year earlier, due, in part, to a lower percentage depletion benefit.

Net cash from operating activities was lower in the quarter just ended primarily due to activity related to company’s accounts receivable securitization program. Payments of $22.7 million were made in the quarter just ended compared with $65.9 million received in the same period a year earlier.

Total debt in the quarter-to-quarter comparison decreased $28.3 million, or 5.6 percent, primarily due to a reduction in long-term debt.

As of September 30, 2004, CONSOL Energy has $313.4 million in total liquidity, which is comprised of $12.6 million in cash, $20.1 million available under its $125 million Accounts Receivable Securitization facility, and $280.7 million available under its $600.0 million bank facility.

Coal Operations

	Quarter Ended Sept. 30, 2004	Quarter Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Total Coal Sales	15.7	15.8	50.4	48.0
Sales – Company Produced	15.1	15.2	48.8	46.2
Coal Production	15.2	14.4	48.6	45.5
Average Realized Price – Company Produced	$29.64	$28.11	$29.41	$27.50
Operating Costs	$22.45	$19.57	$20.82	$18.60
Non-operating Charges	$5.11	$4.99	$4.75	$4.68
DD&A	$2.90	$2.80	$2.60	$2.62
Total Cost – Company Produced *	$30.47	$27.37	$28.16	$25.90

Sales and production in millions of tons, and includes CONSOL Energy’s portion from equity affiliates. Prices, costs, charges and DD&A in dollars per ton. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. *Amounts may not add due to rounding.

Coal Segment performance produced mixed results in the quarter-to-quarter comparison. Total coal sales declined 0.1 million tons, or 0.6 percent, reflecting the sale of CONSOL Energy’s interest in the Glennies Creek Mine in the first quarter of 2004. Sales of company produced coal, including equity affiliates, were nearly flat period-to-period despite strong demand for coal and increased production volumes, reflecting limited sales from inventories because inventory levels at company mines are low.

Coal production increased 5.6 percent, reflecting the reactivation of the Loveridge Mine in March 2004 and the start-up in August of a second longwall mining unit at the McElroy Mine. This was offset, in part, by lower production at Mine 84, which had adverse geologic conditions, and lower production at the Bailey Mine because of a planned idling of one longwall mining system while preparing to move the machine into a new area of the reserve.

Strong demand for coal and tight supplies worldwide caused average realized prices for company-produced coal to improve $1.53 per ton, or 5.4 percent quarter-to-quarter. The price increase reflects increases in prices across all products and in both contract and spot prices. CONSOL Energy produced approximately 1.6 million tons of metallurgical grade coal during the quarter.

Costs for company-produced coal increased $3.10 per ton, or 11.3 percent, because of higher maintenance, labor and supply costs, a previously announced increase in the Combined Fund premium, higher production taxes (related to higher prices received), and higher workers’ compensation expense. These costs were offset partially by lower general and administrative costs.

“Our costs for the quarter just ended were impacted by the higher costs incurred as a result of the mining problems we had in the earlier part of the quarter,” said Harvey, “and by the substantial increase in supply costs being experienced generally in the industry.” Harvey said he estimated that these two factors combined to increase operating costs quarter-to-quarter by more than 10 percent.

He said that most of the mining problems experienced during the quarter, primarily roof falls, have been corrected. At Mine 84, he said the company has altered the mining plan, which is expected to reduce the impacts of an adverse geologic condition. The adverse geologic condition will impact mining plans at Mine 84 for the remainder of 2004 and all of 2005.

Gas Operations

	Quarter Ended Sept. 30, 2004	Quarter Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2004	Nine Months Ended Sept. 30, 2003
Volumes
Gas Sales Volumes – Produced gross	14.1	13.0	41.2	37.5
Gas Sales Volumes – Produced net	12.3	11.3	36.1	32.8
3rd Party Gas Gathered Volumes	0.7	0.4	1.8	0.7
Price Received	$4.91	$3.94	$5.05	$4.12
Costs – Production
Lifting	$0.32	$0.38	$0.29	$0.34
Other Production Costs	$0.21	$0.18	$0.18	$0.18
Administration	$0.31	$0.28	$0.30	$0.26
DD&A	$0.43	$0.59	$0.43	$0.59
Production Taxes	$0.18	$0.14	$0.18	$0.14
Costs – Gathering
Operating Costs	$0.78	$0.62	$0.70	$0.63
DD&A	$0.27	$0.24	$0.26	$0.27
Total Costs*	$2.50	$2.43	$2.34	$2.41

Volumes, including CONSOL Energy’s portion from equity affiliates, in billions of cubic feet. Price Received and Costs shown as dollars per 1,000 cubic feet (Mcf). Royalty payments, which are included in Cost of Goods Sold for gas in our income statement, were $0.61/Mcf and $0.60/Mcf in the 2004 quarter and nine month periods respectively, compared with $0.45/Mcf and $0.48/Mcf in the 2003 quarter and nine month periods respectively. *Amounts may not add due to rounding.

Sales volumes for company-produced gas net of the royalty owners’ interest increased 8.9 percent in the quarter-to-quarter comparison. The growth in gas sales was the result of continued strong demand for natural gas and increased company production from additional completed wells on proved reserves. Gas prices received increased 24.6 percent, reflecting a global rise in energy prices and a growing demand for natural gas.

Unit production costs net of production taxes were $1.27 per Mcf, a reduction of 11.2 percent compared with the same quarter a year earlier. Unit production costs declined because of lower lifting costs and lower DD&A due to gob gas production.

“We have taken advantage of the robust price environment for natural gas because we have continued to expand production while limiting total unit costs to a modest increase,” Harvey explained.

Average daily gross production quarter-to-quarter rose 11.1 percent to 156.3 million cubic feet from 140.7 million cubic feet.

Developments During the Quarter

A second longwall mining system was placed in operation at the McElroy Mine in West Virginia in the beginning of August. The new mining system was part of a previously disclosed expansion of the McElroy Mine’s production capacity that also included the construction of a new preparation plant in 2003.

The Emery Mine was reactivated in August. Production from the mine will serve markets in the Colorado and Utah areas.

In September, CONSOL Energy and FirstEnergy Corp, a registered utility holding company headquartered in Akron, Ohio, announced the formation of a joint task force to evaluate advanced clean coal technologies, including Integrated Gasification Combined Cycle (IGCC), combustion of waste coal, and other technologies that can potentially meet future baseload power generation needs while reducing the overall environmental impact of generating electricity from coal.

Also in September, CONSOL Energy was given an Environmental Leadership award for the company’s work in developing an automated system that reduces the amount of methane gas from coal mine gob wells ventilated to the atmosphere.

During the quarter, the Bailey Mine rescue team won the West Virginia Mine Rescue Team competition, and the Beaver Gap operations, part of the company’s Mill Creek Mining Complex near Deane, Ky., won the 2003 “Sentinels of Safety” award sponsored jointly by the U.S. Department of Labor’s Mine Safety and Health Administration and the National Mining Association of Washington, D.C. This award is considered one of the most prestigious awards in the mining industry.

Subsequent Events

The company has begun producing coal from coal properties in Mingo County, West Virginia. Referred to as Miller Creek, the company expects to produce between 0.1 million tons and 0.2 million tons of low sulfur coal during the fourth quarter of 2004.

Outlook

	Quarter Ending December 31, 2004	Year Ending December 31, 2004
Coal Production	18.5 – 18.9	67.0 – 67.4
Average Realized Price/Ton	$29.80 - $30.20	$29.35 - $29.65
Committed Coal Sales – 2004	Sold out	Sold out
Gas Production/Sales Volumes	15.2 – 15.6 (gross) 13.3 – 13.7 (net)	56.4 – 56.8 (gross) 49.4 – 49.7 (net)
Fixed Prices Gas Sales (10/15/04)	11.6 @ $4.85	46.4 @ $4.96
CAPEX	$80 – $90	$400 – $425
Net Income/Share – diluted	$0.40 - $0.50	$1.83 - $1.93
EBITDA	$109 - $119	$357 - $367*
Diluted Shares Outstanding	91.557	91.557

Coal sales and production in millions of tons; coal sales and production includes CONSOL Energy’s portion of production from equity affiliates; gas volumes in billions of cubic feet; gas prices in dollars per thousand cubic feet; CAPEX in millions; shares outstanding in millions. “Committed sales” tons include both executed contracts and sales where terms largely have been agreed upon with a customer, but for which signed contracts have yet to be executed.

* Does not include cumulative effect of accounting change.

As of September 30, 2004, CONSOL Energy and its affiliates have the following committed sales of coal and the following fixed prices sales for gas in 2005:

Coal	65.3
Gas	37.0 @ $4.60

Coal sales in millions of tons. Gas sales in billions of cubic feet. Gas prices in dollars per thousand cubic feet.

“Despite the difficulties we encountered in the third quarter, we expect to end 2004 close to the targets we set at the beginning of the year by having a strong finish in the fourth quarter,” Harvey said. “We expect our gas segment to continue its steady growth and our coal segment to produce its strongest quarter of the year with all of our mining systems now online.”

Harvey said the substantial improvement in coal production forecast for the fourth quarter compared with the quarter just ended reflects an expected improvement in a number of operations. “About 60 percent of the sequential growth in production is expected to come from an improvement at Bailey, McElroy and Mine 84 operations,” Harvey noted, although he added that adverse geologic conditions are expected to remain at Mine 84.

He added that unit production costs for coal also are expected to improve compared with the quarter just ended because of the anticipated higher production levels. “As a result, we expect that margins for coal should exceed reported results for the last seven quarters.”

Harvey said the company expects the demand and pricing environment for both coal and gas to remain strong for the remainder of the year and continue into 2005. “There is nothing on the horizon to suggest that the current fundamentals are about to change,” Harvey explained. “Coal inventories remain low, coal production is not expected to increase substantially, annual gas supplies have not yet increased meaningfully despite a record number of drilling rigs at work, some forecasters are predicting colder than normal temperatures for winter and the United States economy continues to improve.”

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 20 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 156.3 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: http://www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

	Quarter Ended 9/30/04	Quarter Ended 9/30/03	Nine Months Ended 9/30/04	Nine Months Ended 9/30/03
Net Income/(Loss)	$(11,574)	$(5,895)	$130,914	$12,821
Less: Cumulative Effect of Accounting Change			$(83,373)	$(4,768)

Adjusted Net Income	(11,574)	(5,895)	47,541	8,053

Add: Interest Expense	6,271	8,036	23,653	26,002
Less: Interest Income	(1,417)	(1,289)	(4,609)	(4,413)
Add: Income Taxes	(6,792)	(12,505)	(1,964)	(22,244)

Earnings Before Interest & Taxes (EBIT)	(13,512)	(11,653)	64,621	7,398

Add: Depreciation, Depletion & Amortization	63,015	61,116	184,210	184,115

Earnings Before Interest, Taxes and DD&A (EBITDA)	$49,503	$49,463	$248,831	$191,513

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an informal SEC inquiry regarding certain matters, which may include allegations contained in an anonymous letter that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities; the continued incurrence of losses in future periods; a reduction in deferred tax assets could materially reduce our operating results and stockholders’ equity and possibly preclude dividend payments; our inability to obtain substantial additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; our ability to comply with restrictions imposed by our senior credit facility; increased cost and expense related to the downgrading of our credit ratings; a loss of our competitive position because of the competitive nature of the coal and gas markets; a decline in prices we receive for our coal and gas affecting our operating results and cash flows; the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us; overcapacity in the coal or gas industry impairing our profitability; reliance on customers extending existing contracts or entering into new long-term contracts for coal; reliance on major customers; a decline in our customers’ coal requirements; the creditworthiness of our customer base declining; our ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of our acquisition strategy; disputes with customers concerning coal contracts resulting in litigation; the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate; uncertainties in estimating our economically recoverable coal and gas reserves; risks in exploring for and producing gas; our failure to remove and dispose of water from coal beds may hamper our ability to produce gas in commercial quantities; the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our gas; the effects of government regulation; obtaining governmental permits and approvals for our operations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion; the effects of mine closing, reclamation and certain other liabilities; federal, state and local authorities regulating our gas production activities; deregulation of the electric utility industry having unanticipated effects on our industry; new legislation resulting in restrictions on coal use; federal and state laws imposing treatment, monitoring and reporting obligations on us; management’s ability to correctly estimate and accrue for contingent liabilities; excessive lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan; increased exposure to workers’ compensation and black lung benefit liabilities; the outcome of various asbestos litigation cases; our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; the anti-takeover effects of our rights plan could prevent a change of control; decline in our share price due to the increase in shares eligible for sale; and our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS of INCOME

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales - Outside	$617,738	$511,571	$1,832,201	$1,529,366
Sales - Related Parties	—	—	—	1,369
Freight - Outside	21,232	27,329	82,439	84,937
Freight - Related Parties	—	—	—	562
Other Income	20,906	13,260	70,675	52,253

Total Revenue and Other Income	659,876	552,160	1,985,315	1,668,487

Cost of Goods Sold and Other Operating Charges	522,761	415,078	1,452,092	1,206,640
Freight Expense	21,232	27,329	82,439	85,499
Selling, General and Administrative Expense	18,191	20,218	54,051	56,691
Depreciation, Depletion and Amortization	63,015	61,116	184,210	184,115
Interest Expense	6,271	8,036	23,653	26,002
Taxes Other Than Income	46,772	38,783	143,293	124,345
Export Sales Excise Tax Resolution	—	—	—	(614)

Total Costs	678,242	570,560	1,939,738	1,682,678

Earnings (Loss) Before Income Taxes	(18,366)	(18,400)	45,577	(14,191)
Income Tax Expense (Benefit)	(6,792)	(12,505)	(1,964)	(22,244)

Earnings (Loss) Before Cumulative Effect of Change in Accounting Principle	(11,574)	(5,895)	47,541	8,053

Cumulative Effect of Changes in Accounting for Mine Closing, Reclamation and Gas Well Closing Costs, net of Income Taxes of $3,035	—	—	—	4,768

Cumulative Effect of Changes in Accounting for Workers’ Compensation Liability, net of Income Taxes of $53,080	—	—	83,373	—

Net Income (Loss)	$(11,574)	$(5,895)	$130,914	$12,821

Basic Earnings Per Share	$(0.13)	$(0.07)	$1.45	$0.16

Dilutive Earnings Per Share	$(0.13)	$(0.07)	$1.44	$0.16

Weighted Average Number of Common Shares Outstanding:
Basic	90,361,024	79,500,793	90,122,954	79,006,036

Dilutive	90,361,024	79,500,793	91,018,644	79,247,950

Dividends Paid Per Share	$0.14	$0.14	$0.42	$0.42

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	SEPTEMBER 30, 2004	DECEMBER 31, 2003
ASSETS

Current Assets:
Cash and Cash Equivalents	$12,629	$6,513
Accounts and Notes Receivable:
Trade	115,025	89,971
Other Receivables	64,982	91,401
Inventories	110,409	103,358
Deferred Income Taxes	136,392	125,938
Recoverable Income Taxes	24,418	20,257
Prepaid Expenses	37,221	33,402

Total Current Assets	501,076	470,840

Property, Plant and Equipment:
Property, Plant and Equipment	6,411,384	6,274,030
Less - Accumulated Depreciation, Depletion and Amortization	3,250,075	3,212,523

Total Property, Plant and Equipment - Net	3,161,309	3,061,507

Other Assets:
Deferred Income Taxes	350,379	409,090
Investment in Affiliates	46,539	84,878
Restricted Cash	—	190,918
Other	108,276	101,745

Total Other Assets	505,194	786,631

TOTAL ASSETS	$4,167,579	$4,318,978

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited)
	SEPTEMBER 30, 2004	DECEMBER 31, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$141,531	$134,772
Short-Term Notes Payable	45,000	68,760
Current Portion of Long-Term Debt	3,831	53,330
Other Accrued Liabilities	545,390	567,737

Total Current Liabilities	735,752	824,599

Total Long-Term Debt	424,652	441,912

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,517,697	1,494,615
Pneumoconiosis Benefits	431,056	441,076
Mine Closing	306,481	312,208
Workers’ Compensation	135,056	255,785
Deferred Revenue	54,311	61,673
Salary Retirement	60,412	79,545
Reclamation	6,495	14,480
Other	110,582	102,448

Total Deferred Credits and Other Liabilities	2,622,090	2,761,830

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 91,267,558 Issued; and 90,443,462 Outstanding at September 30, 2004, and 89,861,900 Outstanding at December 31, 2003	913	913
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	839,232	833,675
Retained Earnings (Deficit)	(332,402)	(425,470)
Other Comprehensive Loss	(113,354)	(102,601)
Common Stock in Treasury, at Cost - 824,096 Shares at September 30, 2004 and 1,405,658 Shares at December 31, 2003	(9,304)	(15,880)

Total Stockholders’ Equity	385,085	290,637

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,167,579	$4,318,978

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Activities:
Net Income (Loss)	$(11,574)	$(5,895)	$130,914	$12,821
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Cumulative Effect of Change in Accounting Principle, net of tax	—	—	(83,373)	(4,768)
Depreciation, Depletion and Amortization	63,015	61,116	184,210	184,115
Compensation from Restricted Stock Unit Grants	429	—	715	—
Gain on the Sale of Assets	(8,533)	(1,599)	(38,869)	(19,002)
Amortization of Mineral Leases	793	2,336	4,294	3,760
Deferred Income Taxes	(4,257)	6,789	2,022	(8,849)
Equity in Earnings of Affiliates	556	(516)	3,951	4,561
Changes in Operating Assets:
Accounts Receivable Securitization	(22,700)	65,900	(5,700)	115,900
Accounts and Notes Receivable	19,443	5,646	12,815	36,048
Inventories	1,477	18,787	(7,051)	19,891
Prepaid Expenses	29,494	(5,496)	(3,820)	(10,278)
Changes in Other Assets	4,210	2,241	9,066	5,842
Changes in Operating Liabilities:
Accounts Payable	17,857	4,162	28,016	(26,460)
Other Operating Liabilities	(32,951)	27,730	(26,270)	125,190
Changes in Other Liabilities	(50,313)	(101,247)	(14,880)	(116,300)
Other	750	(2,087)	(707)	(5,502)

	19,270	83,762	64,419	304,148

Net Cash Provided by Operating Activities	7,696	77,867	195,333	316,969

Investing Activities:
Capital Expenditures	(94,497)	(75,546)	(299,094)	(186,266)
Additions to Mineral Leases	(880)	(1,019)	(4,267)	(4,241)
Investment in Equity Affiliates	(181)	(3,916)	(2,792)	(8,626)
Proceeds from Sales of Assets	2,727	4,848	22,829	85,583

Net Cash Used in Investing Activities	(92,831)	(75,633)	(283,324)	(113,550)

Financing Activities:
Payments on Commercial Paper	—	(24,999)	—	(202,953)
(Payments on) Proceeds from Miscellaneous Borrowings	(197)	214	(4,535)	130
Proceeds from (Payments on) Revolver	45,000	—	(20,000)	—
Payments on Long Term Notes	—	—	(45,000)	—
Proceeds from Long Term Notes	—	750	—	1,757
Dividends Paid	(12,637)	(11,019)	(37,811)	(33,051)
Proceeds from Issuance of Common Stock	—	189,552		189,552
Withdrawal from (Deposit to) Restricted Cash	918	(918)	190,918	(918)
Issuance of Treasury Stock	4,552	337	10,535	665

Net Cash Provided by (Used in) Financing Activities	37,636	153,917	94,107	(44,818)

Net (Decrease) Increase in Cash and Cash Equivalents	(47,499)	156,151	6,116	158,601
Cash and Cash Equivalents at Beginning of Period	60,128	13,967	6,513	11,517

Cash and Cash Equivalents at End of Period	$12,629	$170,118	$12,629	$170,118

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands - except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Compre - hensive Income (Loss)	Treasury Stock	Total Stock - holders’ Equity
Balance - December 31, 2003	$913	$833,675	$(425,470)	$(102,601)	$(15,880)	$290,637

(Unaudited)
Net Income	—	—	130,914	—	—	130,914

Treasury Rate Lock (Net of $39 tax)	—	—	—	(61)	—	(61)
Interest Rate Swap Contract (Net of ($514) tax)	—	—	—	807	—	807
Gas Cash Flow Hedge (Net of $7,320 tax)	—	—	—	(11,499)	—	(11,499)

Comprehensive Income (Loss)	—	—	130,914	(10,753)	—	120,161

Issuance of Restricted Stock Units under the Equity Incentive Plan (195,377 units)	—	715	—	—	—	715
Stock-Based Compensation	—	848	—	—	—	848
Treasury Stock Issued (581,562 shares)	—	3,994	—	—	6,576	10,570
Dividends ($.42 per share)	—	—	(37,846)	—	—	(37,846)

Balance - September 30, 2004	$913	$839,232	$(332,402)	$(113,354)	$(9,304)	$385,085

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended Sep 30
	2004	2003
AS REPORTED FINANCIALS:

Revenue ($ MM)	$659.876	$552.160
EBIT ($MM)	$(13.512)	$(11.653)
EBITDA ($ MM)	$49.503	$49.463
Net Income / (Loss) ($ MM)	$(11.574)	$(5.895)
EPS(diluted)	$(0.13)	$(0.07)
Average shares outstanding - Dilutive	90,361,024	79,500,793

CAPEX, excl. acquisitions ($ MM)	$94.497	$75.546

COAL OPERATIONAL:
# Mining Complexes (end of period)	19	20
# Complexes Producing (end of period)	15	15
Sales (MM tons)-Produced only	15.140	15.181
Average sales price * ($/ton)	$29.64	$28.11
Production income ($/ton)	$(0.83)	$0.75
Production (MM tons)-Produced only	15.22	14.36
Produced Tons Ending inventory (MM tons)****	1.046	1.687
* note: average sales price of tons produced

GAS OPERATIONAL/FINANCIAL(incl. equity companies):
8/8 BASIS
GAS sales volumes (Bcf) gross	14.1	13.0
GAS sales price ($/Mcf) net of hedging	$4.95	$3.97
GAS revenue net of hedging ($MM)**	$69.797	$51.391

7/8 BASIS
GAS sales volumes (Bcf)	12.3	11.4
GAS sales price ($/Mcf) net of hedging	4.91	$3.94
GAS revenue net of hedging ($MM)**	$60.588	$44.675

GAS EBIT ($MM)**	$28.731	$17.215
GAS EBITDA ($MM)**	$37.362	$26.634
GAS CAPEX ($ MM)***	$22.248	$15.930
OTHER INVESTING CASH FLOWS ($ MM)	$(0.044)	$1.880

**	note: gas revenue, EBIT, EBITDA, and CAPEX included in total company financials
***	note: excludes equity companies
****	note: includes equity companies

SPECIAL INCOME STATEMENT

3rd QUARTER

In Millions

	For the Three Months Ended September 30, 2004
	COAL			Total Gas		Total Other (D)	TOTAL
	Produced	Other (A)	Total
Sales	$448	25	473	118	(B)	27	618
Freight Revenue	21		21				21
Other Income		18	18	1		2	21

Total Revenue	469	43	512	119		29	660

Cost of Goods Sold	368	50	418	78	(C)	27	523
Freight Expense	21		21				21
Selling, General & Admin.	13	1	14	1		3	18
DD&A	44	7	51	8		4	63
Interest Expense			—			6	6
Taxes Other Than Income	39	4	43	3		1	47

Total Costs	485	62	547	90		41	678

Earning Before Income Taxes	$(16)	$(19)	$(35)	$29		$(12)	(18)

Income Tax Benefit							6

Net Income							$(12)

(A) - Includes purchased coal, closed or idled mines, and other coal related activities.

(B) - Includes sales of purchased gas.

(C) - Includes costs related to purchased gas.

(D) - Includes industrial supplies services and other activities not allocated directly to coal or gas.

NOTE: May not agree to the 10-Q SEC filing due to rounding.

This special income statement is provided supplementally to assist investors in evaluating the earnings release. Although management believes this information to be correct, final income statement and segment information will be provided in the notes to the consolidated financial statements to be included in the Form 10-Q for the quarterly period ended September 30, 2004.

SPECIAL INCOME STATEMENT

September YTD

In Millions

	For the Nine Months Ended September 30, 2004
	COAL				Total Gas	Total Other (D)	TOTAL
	Produced	Other (A)	Total
Sales	$1,424	$60	$1,484	(B)	$271	$77	$1,832
Freight Revenue	82		82		—	—	82
Other Income		50	50		2	19	71

Total Revenue	1,506	110	1,616		273	96	1,985

Cost of Goods Sold	1,082	141	1,223	(C)	142	87	1,452
Freight Expense	82		82		—	—	82
Selling, General & Admin.	39	2	41		3	10	54
DD&A	126	24	150		24	10	184
Interest Expense			—		—	24	24
Taxes Other Than Income	116	14	130		8	5	143

Total Costs	1,445	181	1,626		177	136	1,939

Earning Before Income Taxes and Cumulative Effect From Change in Accounting	$61	$(71)	$(10)		$96	$(40)	46

Income Tax Benefit							2

Earnings Before Cumulative Effect From Change in Accounting							48

Cumulative Effect From Change in Accounting							83

Net Income							$131

(A) - Includes purchased coal, closed or idled mines, and other coal related activities.

(B) - Includes sales of purchased gas.

(C) - Includes costs related to purchased gas.

(D) - Includes industrial supplies services and other activities not allocated directly to coal or gas.

NOTE: May not agree to the 10-Q SEC filing due to rounding.

This special income statement is provided supplementally to assist investors in evaluating the earnings release. Although management believes this information to be correct, final income statement and segment information will be provided in the notes to the consolidated financial statements to be included in the Form 10-Q for the quarterly period ended September 30, 2004.